CONSENT OF INDEPENDENT AUDITORS

Seligman New Jersey Municipal Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 20 to Registration Statement No. 33-13401 of our report dated November 5, 1999, appearing in the Annual Report to Shareholders for the year ended September 30, 1999, incorporated by reference in the Statement of Additional Information, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.



/s/ Deloitte & Touche LLP

New York, New York
January 24, 2000